Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in Registration Statement Nos. 333-202924 and 333-208818 of Ritter Pharmaceuticals, Inc. on Form S-l and Registration Statement No. 333-207709 on Form S-8 pertaining to the 2008 Stock Plan, 2009 Stock Plan, and 2015 Equity Incentive Plan of Ritter Pharmaceuticals, Inc. of our report dated March 21, 2016, with respect to the financial statements of Ritter Pharmaceuticals, Inc. (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) for each of the years in the two year period ended December 31,2015, included in this annual report on Form 10-K of Ritter Pharmaceuticals, Inc. for the year ended December 31, 2015.

Orange County, California

March 21, 2016